Exhibit 99.1

QuantumScape Meets Volkswagen Technical Milestone, Clearing Way for $100M Investment

SAN JOSE, CA (March 31, 2021) - QuantumScape Corporation (NYSE: QS) (“QuantumScape”) today announced it has successfully met the technical milestone that was a condition to close for the investment of an additional $100 million by Volkswagen Group of America Investments, LLC (“VW”) into QuantumScape. The milestone required Volkswagen to successfully test the latest generation of QuantumScape’s solid-state lithium-metal cells in their labs in Germany. This will be the second and final closing under the May 14, 2020 stock purchase agreement between VW and QuantumScape that provided for a total $200 million investment. The closing will occur following expiration of the waiting period or other clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“We are pleased to report that the QuantumScape cells met the technical milestones in our labs in Germany that we had previously agreed upon,” said Frank Blome, head of the Volkswagen Group’s Center of Excellence Battery Cell. “Achievement of this milestone is an important step for QuantumScape and we look forward to receiving and testing subsequent generations of cells, with the goal of getting solid-state technology into series production.”

“We are delighted to have met this technical milestone with Volkswagen, and we look forward to working jointly to bring solid-state lithium-metal battery technology into industrialized mass-production,” said Jagdeep Singh, co-founder and CEO of QuantumScape.

About QuantumScape Corporation

QuantumScape is a leader in the development of next generation solid-state lithium-metal batteries for use in electric vehicles. The company’s mission is to revolutionize energy storage to enable a sustainable future.

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